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Quality Systems, Inc.

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Quality Systems, Inc.’s Response
to Ahmed Hussein’s Shareholder Letter
Filed With the Securities and Exchange Commission
on August 19, 2008

Mr. Hussein would have QSI Shareholders believe that his past actions as a trader on Wall Street, as Chairman of SIMO and as a United States taxpayer are “decades-old” and therefore irrelevant to his integrity and capability as a board member of a public company today.  We disagree.  This is not about decades ago; this is about QSI, its future, its strategy and the quality of governance you have come to rely on for value and growth.   In addition, Mr. Hussein’s failure to address his past honestly in his August 19, 2008 letter to shareholders adds relevant insight into his character.

Our statements concerning Mr. Hussein’s history are primarily derived from documented public records from local and state jurisdictions.  Many of them are produced on this website, under “Background on Mr. Hussein,” for our shareholders to view and assess for themselves.  We do not aim to deal in “innuendo” as Mr. Hussein asserts.  However, we believe that our shareholders have the right to be informed about facts that appear as a matter of public record.

In his most recent shareholder communication, Mr. Hussein includes several false and misleading statements about his past actions.  We feel it necessary to correct his misstatements:

•
Mr. Hussein states that he voluntary resigned from Dean Witter in 1996.   However, Mr. Hussein brought a claim in arbitration that stated that he was employed by Dean Witter from September 1992 until he was “wrongfully terminated” on January 9, 1996.  Dean Witter’s filings also state that Mr. Hussein was “terminated” for violating company policy.  Mr. Hussein’s claim that he voluntarily resigned is inconsistent with his actions in bringing a wrongful termination claim against Dean Witter.  For more details, see the information posted at “Background on Mr. Hussein – Hussein v. Dean Witter.”

•
Mr. Hussein suggests that his personal losses excuse his actions with respect to the churning of the Frota account.  The fact that Mr. Hussein may have lost his own personal money by investing in the same securities is irrelevant.  His clients, an elderly couple, trusted him to invest their money prudently – and the American Stock Exchange found that he abused the discretionary authority vested in him by excessively trading (churning) the account.  For more details, see the information posted at “Background on Mr. Hussein – Frota vs. Prudential-Bache Securities, Inc., Ahmed Hussein of John Rasweiller.”

•
Mr. Hussein implies that his employer’s indemnification of him for legal costs indicates that he was not at fault in the matter.   The fact that Mr. Hussein’s legal costs were covered by his employer does not disprove his culpability.  Mr. Hussein provides no indication of whether the terms of his employment with Prudential-Bache, or company policy, included a general right to have his legal costs paid for claims related to his employment.

•
Mr. Hussein falsely claims that he “fully paid his taxes” for 1983 and 1984, and that the court “ultimately found in [his] favor”.  In his own affidavit to enjoin the IRS from seizing his property, Mr. Hussein states that he had a large tax liability in 1983 but could not pay it.  He partially paid the taxes he owed for 1983 and 1984, but failed to pay the remainder.  The Second Circuit Court of Appeals ruled that Mr. Hussein was excused from liability for the 1983 taxes because the statute of limitation had expired – not because the taxes had been properly paid. For more details, see the information posted at “Background on Mr. Hussein – Tax Proceedings.”

•
In defense of his involvement with SIMO, Mr. Hussein points only to self-serving statements allegedly made by his nominee, Mr. Fawzy.  Mr. Hussein claims that Mr. Fawzy told QSI’s board that Mr. Hussein demonstrated courage during his involvement with SIMO.  Curiously, none of the members of the QSI Board, other than Mr. Hussein (and possibly Mr. Fawzy), has any recollection of SIMO being discussed at QSI Board meetings.  The Carana report cited in Mr. Hussein’s letter indicates that the government stepped in and replaced the Board, including Mr. Hussein, due to SIMO’s financial distress and “the corporate governance and industrial relations problems that engulfed the company” while Mr. Hussein was Chairman.  Mr. Hussein states that he obtained a favorable ruling in a court proceeding in Egypt, but he does not provide information about the subject matter of the litigation or the ruling he obtained.  We do not have access to such court proceedings and cannot ascertain whether they address issues of SIMO’s management, or merely address Mr. Hussein’s rights as a shareholder. For more details, see the information posted at “Background on Mr. Hussein – Middle East Paper Company (SIMO).”

•
Mr. Hussein acknowledges that he has no plan.  Finally Mr. Hussein tacitly acknowledges that  he and his nominees have no plan for QSI and no strategy to grow the company.  He merely dismisses the idea with the following statement.

“My nominees are not running to be CEO of the Company. They are running to be directors who oversee management of the Company.”

We believe that the management of the Company is doing an excellent job in executing on its current strategy, as evidenced by the financial and operational achievements detailed elsewhere.  Will Mr. Hussein provide valuable “oversight?”  We suggest that the answer is a resounding “no” – particularly in light of his history.

We encourage you to conduct your own examination of the facts and reach your own conclusions.  We encourage our shareholders to read the court papers and other materials on our website.  We also encourage our shareholders to conduct their own research on Mr. Hussein, both with respect to the matters highlighted here and with respect to his former involvement with another Egyptian company, Nobria Agriculture (in previous years, Messers. Hussein and Fawzy both stated that they were directors of Nobria in their biographical information, but scant information is available on Nobria).

Ahmed Hussein’s full name and some of the different permutations which appear to relate to translation and formal and abbreviated versions of his name are:
•	Ahmed Dia Hussein
•	Ahmed Diyya Hussein
•	Ahmed Diyya
•	Ahmed Diaa Eddi Ali Hussein

Nobria Agriculture may appear in alternate presentations including:
•	El-Nubaria for Agricultural Mechanization
•	Nubariya Engineering and Agricultural Automation Company
•	Nobariya
•	Nubariya

Ahmed Hussein v. Dean Witter Reynolds, Inc.

In 1996, Mr. Hussein filed an arbitration demand with NASD against Dean Witter alleging breach of contract, wrongful termination, age discrimination, termination of employment in violation of Americans with Disabilities Act and defamation. Dean Witter filed an answer and counterclaim with NASD denying the charges and asserted that Hussein was terminated for violating company policy and not because of his age or any disabilities. Dean Witter contended that Hussein falsely stated in the internal questionnaire that he had no employee accounts and that Hussein was spending long periods of time outside the United States and his office which was a breach of a condition of his employment. In March 2000, the arbitration panel dismissed Mr. Hussein’s claims and Dean Witter’s counterclaims. In May 2000, Mr. Hussein petitioned the Supreme Court of the State of New York to vacate the NASD arbitration award and his petition was denied by the court.

Mr. Hussein would have you believe he voluntarily resigned from Dean Witter.  Here are excerpts from the arbitration documents that show that he was terminated from his employment from Dean Witter.  One of Mr. Hussein’s claims against Dean Witter was wrongful termination.

In his claim and demand letter for arbitration to NASD, Mr. Hussein’s lawyer stated:

“Claimant [Ahmed Hussein] was employed by DWR [Dean Witter Reyonds, Inc.] from approximately September 9, 1992 until he was wrongfully terminated on January 9, 1996…” (Emphasis added)

In its answer dated May 29, 1997, Dean Witter stated:

“In January 1996, Dean Witter terminated account executive Ahmed Hussein ("Hussein") for violating company policy. In October 1995, Hussein answered "none" on a compliance questionnaire to a question which asked Hussein to list any "employee account" Hussein maintained at Dean Witter. Hussein later admitted, however, that a request submitted by Hussein's sales assistant in November 1995 to wire one million dollars from a Dean Witter account to a Swiss bank account was actually a transaction involving Hussein's own money.” (Emphasis added.)

Underpaid taxes by Mr. Hussein of approximately $700,000

Mr. Hussein underpaid his income taxes in 1983 and 1984. The IRS tried to seize his property and garnish his wages to satisfy the unpaid taxes. Mr. Hussein’s application to enjoin the IRS from seizing his property was denied and the parties agreed to enter into a settlement. At a later time, the government tried to collect from Mr. Hussein certain amounts in respect of his unpaid 1983 and 1984 income taxes. Mr. Hussein lost a preliminary proceeding, but appealed to the Second Circuit Court of Appeals, alleging that the statute of limitation had expired on the claims. The Court of Appeals ruled that the statute of limitation had expired for the 1983 taxes, but that it had not expired for the 1984 taxes.

Mr. Hussein would have you believe that he paid his 1983 and 1984 taxes in full, but the excerpts below show otherwise.

In the transcript of the trial where Mr. Hussein tried to prevent IRS from seizing his property (Ahmed Hussein v. United States of America et al., case no. 94 Civ. 605, page 7, lines 20-22), the presiding judge for the United States District Court of the Southern District of New York stated:

“[H]e didn't pay his taxes. There doesn't seem to be any issue about that. Am I supposed to enjoin the IRS when he didn't pay his taxes?”

In the background section of the Second Circuit Court of Appeals opinion in United States of America v. Ahmed Hussein (Docket No. 98-6180), the Court of Appeals stated:

“Following the district court's [United States District Court of the Southern District of New York ] ruling, the parties entered into a consent judgment that ordered Hussein to pay $675,183.88 in outstanding liabilities for tax years 1983 and 1984, but preserved Hussein's right to appeal the court's ruling on the statute of limitations issue. This timely appeal followed.”